EXHIBIT 21


                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


     Set forth below is a list of Smithfield Foods, Inc.'s subsidiaries (other than subsidiaries whose names may be omitted in accordance with Regulation S-K Item 601(21)(ii)) and their respective jurisdictions of organization.

          Brown's of Carolina, Inc................................North Carolina
          Esskay, Inc.............................................Delaware
          Gwaltney of Smithfield, Ltd.............................Delaware
          Patrick Cudahy Incorporated.............................Delaware
          Smithfield International, Inc...........................Delaware
          The Smithfield Packing Company, Incorporated............Virginia